EXHIBIT 99.1

Investor Relations Contact:
Mr. Andrew Haag, Managing Partner, USA
Hampton Growth, LLC
Tel: +1-877-368-3566
E-mail: csgj@hamptongrowth.com

Mr. Robert Haag, Managing Director, Asia
Hampton Growth, LLC
Tel: +86 -152-2174-3282
Tel + 1-310-928-7772
E-mail: robert@hamptongrowth.com
Website: www.hamptongrowth.com

FOR IMMEDIATE RELEASE

China Shuangji Cement, Ltd.  Announces First Quarter 2010 Results

-- Increases in Revenues and Profit Margin Driven by Higher Sales of Cement --

Zhaoyuan City, China, May 20, 2010 -- China Shuangji Cement, Ltd. (OTC.BB:CSGJ - News) ("China Shuangji" or the "Company"), a leading producer of high-quality Portland cement in Shandong and Hainan Provinces in the People’s Republic of China (PRC), today announced its financial results for the first quarter ended March 31, 2010.

First Quarter 2010 Highlights

-- Total revenue increased 4.1% to approximately $12.0 million from approximately $11.5 million a year ago.
-- Gross profit increased 13.0% to approximately $1.8 million from approximately $1.6 million a year ago.
-- Gross margin increased to 15.5% from 14.2% in the same period last year.
-- Operating expenses were $643,095, up from $409,892 in the same period last year.
-- Operating income declined slightly to approximately $1.21 million from approximately $1.23 million a year ago.
-- Working capital increased 9.3% to approximately $11.7 million at March 31, 2010, from approximately $10.7 million at December 31, 2009.
-- Shareholder equity increased to approximately $27.1 million at March 31, 2010, from $26.1 million at December 31, 2009.
-- Net income was $790,993 compared to approximately $1.2 million a year ago, a decrease of $415,356 primarily due to increase in General and Administrative Expenses and a gain from sale of property occurring in 2009 and not in 2010.

Mr. Wenji Song, Chairman and President of China Shuangji Cement, Ltd., commented, “We experienced a rise in sales in the first quarter of 2010 primarily due to increased production from our new facility in Longkou and continued strong demand for our high-grade bulk cement. This drove a 13% increase in gross profit as China’s economy expanded rapidly in the first quarter, resulting in strong demand for new buildings and infrastructure that we see continuing for the remainder of 2010 and beyond. During the quarter, we continued to move forward with our strategic plans. To reinforce our stature as a U.S.-listed public company, we strengthened our compliance and corporate governance by hiring Sichenzia Ross Friedman Ference LLP as our legal counsel, and engaging Bernstein & Pinchuk LLP as our independent registered public accountant. Both firms have strong reputations and extensive experience working with Chinese domiciled, U.S.-listed companies, and will assist us in making our planned transition to a senior exchange.”

First Quarter 2010 Results

Net revenue for the three months ended March 31, 2010, rose 4.1% to approximately $12.0 million from approximately $11.5 million a year ago. In the first quarter, cement sales increased by 9,955 metric tons, or 3.3%, to 314,231 metric tons from 304,276 metric tons in the same period last year. The increase in revenue was primarily due to production from the new Longkou Cement plant that was acquired in April 2009, which has an upgraded capacity of 500,000 metric tons.

Cost of sales for the three months ended March 31, 2010, increased $257,121, or 2.6%, to approximately $10.1 million from approximately $9.8 million for the same period a year ago. The increase was primarily due to the increase in sales. Cost of sales as a percentage of total net revenue decreased by 1.21% from 85.75% in the three months ended March 31, 2009, to 84.54% for the three months ended March 31, 2010.

Gross profit for the three months ended March 31, 2010, increased by $212,445, or 13.0%, to approximately $1.8 million from approximately $1.6 million for same period a year ago. The increase was primarily due to the increase in sales. Gross margin increased to 15.5% from 14.2% in the same period last year.

Operating expenses increased for the three months ended March 31, 2010, increased by $233,203 to $643,095 from $409,892 for the same period a year ago. The increase was primarily due to issuances of stock and warrants as consideration for certain consulting and professional services.

Operating income for the three months ended March 31, 2010, decreased by $20,758, or 1.7%, to approximately $1.21 million from approximately $1.23 million for the same period a year ago. The decrease was primarily due to an increase in General and Administrative Expenses which was not offset by the increase in sales.

During the fiscal 2010 first quarter, the Company reported other expense of $30,745, compared to other income of $384,754 for the same period of 2009. The decrease was primarily due to gain from sale of property occurring in 2009 and not in 2010.

Net income for the three months ended March 31, 2010, was $790,993, or $0.03 per diluted share, compared to $1.2 million, or $0.04 per diluted share, a year ago, a decrease of $415,356 primarily due to increase in General and Administrative Expenses and a gain from sale of property occurring in 2009 and not in 2010.

Financial Condition

As of March 31, 2010, China Shuangji Cement had $27,165 in cash and cash equivalents, approximately $11.7 million in working capital, up 9.3% from working capital of approximately $10.7 million at December 31, 2009, and approximately $1.2 million in bank loans. Shareholders’ equity at March 31, 2010, was approximately $27.1 million, a 3.7% increase compared to approximately $26.1 million recorded at the end of 2009.

The Company generated $236,886 in net cash flow from operating activities in the first quarter of 2010, versus $984,263 in the corresponding period of 2009. The decrease was primarily due to the decrease in net income.

Business Outlook

“We are very confident about our prospects in 2010 based on strong demand from China’s construction industry and significant growth in infrastructure projects that we are observing,” said Mr. Wenji Song, Chairman and President of China Shuangji Cement, Ltd.  “This is supported by a surging economy and the government’s $586 billion stimulus program, which calls for substantial investments in cement intensive projects for years to come. Added Mr. Song, “We have moved past a challenging economic period and are now on a course for sustained improvement in 2010 supported by the rebound in China’s economy and its prospects for significant future growth. Once our new Zhaoyuan Cement Production Facility becomes fully operational, which we expect to occur this year, we will be able to increase our production capacity by 1,000,000 metric tons to an estimated 2,500,000 metric tons. We believe this, combined with consolidation in our industry and the growth of China’s cement market, will drive significant increases in sales and profits for many years to come.”

About China Shuangji Cement, Ltd.

China Shuangji Cement, Ltd. (OTC.BB: CSGJ - News), through its affiliates and controlled entities, is a leading producer of high-quality Portland cement in Shandong and Hainan Provinces. Its processed cement products are primarily purchased by contractors for the construction of buildings, roads, and other infrastructure projects. The Company currently produces approximately 1,500,000 tons of Portland cement annually from two facilities in Hainan and one facility in Shandong and it expects its output will increase by 1,000,000 tons to a total of 2,500,000 tons once the new Zhaoyuan (Shandong Province) plant and upgrades are completed. http://www.shuangjicement.com.

Safe Harbor Statement

The information contained herein includes forward-looking statements. These statements relate to future events or to our future anticipated financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should," "project," "plan," "seek," "intend," or "anticipate" or the negative thereof or comparable terminology. Such statements typically involve risks and uncertainties and may include financial projections or information regarding the progress of new product development and market conditions. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. Any forward-looking statement reflects our current views with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. We do not intend to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. The safe harbor for forward-looking statements contained in the Securities Litigation Reform Act of 1995 protects companies from liability for their forward-looking statements if they comply with the requirements of the Act. In addition, please refer to the Risk Factor section of our 2009 Form 10-K filed with the Securities and Exchange Commission on April 15, 2010 and detailed in other reports filed with the Securities and Exchange Commission from time to time.

- FINANCIAL TABLES FOLLOW -

CHINA SHUANGJI CEMENT LTD.
CONSOLIDATED STATEMENTS OF INCOME AND
COMPREHENSIVE INCOME
(UNAUDITED)

	Three months ended March 31,
	2010	2009
	(US$)	(US$)
		Restated
Sales	$11,951,395	$11,481,829
Cost of Sales	10,103,152	9,846,031
Gross Margin	1,848,243	1,635,798

Operating Expenses
Selling expenses	66,471	58,573
General and administrative expenses	576,624	351,319
	643,095	409,892

Income From Operations	1,205,148	1,225,906

Other Income ( Expense)
Interest expense	(30,745)	(51,538)
Gain from sale of property	-	423,276
Other income	-	13,016
	(30,745)	384,754

Operating Income Before Income Tax Expense And Noncontrolling Interest	1,174,403	1,610,660

Income Tax Expense	383,410	404,311

Net Income	790,993	1,206,349

Less: Net income attributable to Noncontrolling Interest	(28,861)	-

Net Income attributable to stockholders	762,132	1,206,349

Foreign Currency Translation Gain	4,199	29,507
Foreign Currency Translation Gain attributable to Noncontrolling Interest	190	-
Comprehensive Income	$766,521	$1,235,856

Earning per share
Basic	$0.03	$0.18
Diluted	$0.03	$0.04
Weighted average number of shares outstanding
Basic	27,995,218	6,733,096
Diluted	28,017,196	26,983,096
Statement of Consolidated Comprehensive Income
Net Income	790,993	1,206,349
Foreign Currency Translation Gain	4,389	29,507
Comprehensive Income	795,382	1,235,856
Less: Comprehensive income attributable to noncontrolling interest	(29,051)	-
Comprehensive income attributable to stockholders	$766,331	$1,235,856

CHINA SHUANGJI CEMENT LTD.
CONSOLIDATED BALANCE SHEETS

	As of
	March 31, 2010	December 31, 2009
	(US$)	(US$)
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$27,165	$47,513
Accounts receivable, net	3,750,653	3,382,114
Other receivable, net	1,080,689	1,186,481
Inventories	9,979,128	9,215,333
Subsidy receivables	5,412,443	5,411,572
Total Current Assets	20,250,078	19,243,013

Plant, property and equipment, Net	16,277,022	16,261,527
Construction In Progress	2,959,046	2,958,570
Land use right, Net	168,532	169,502
Goodwill	205,411	205,378
	$39,860,089	$38,837,990

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$833,126	$735,381
Short-term bank loans	1,227,750	1,227,553
Accrued payroll	181,049	229,687
Other payable	222,721	293,264
Taxes payable	5,060,449	5,025,270
Accrued liability	1,064,190	1,064,019
Total Current Liabilities	8,589,285	8,575,174

Long-term liabilities
Deferred Revenue	877,693	877,552
Long term payable	2,047,951	2,047,622

EQUITY
Stockholders' Equity
Preferred Stock, $.0001 par value, 100,000,000 shares authorized, Zero shares issued and outstanding as of March 31, 2010 and December 31, 2009	-	-
Common stock, $.0001 par value, 100,000,000 shares authorized, 28,157,246 and 27,839,346 shares issued and outstanding as of March 31, 2010 and December 31, 2009	2,816	2,784
Additional paid-in capital	17,829,459	17,617,355
Appropriated retained earnings	9,418,306	9,418,306
Unappropriated retained earnings	(406,828)	(1,168,960)
Accumulated other comprehensive income	283,490	279,291
Total Stockholders' Equity	27,127,243	26,148,776
Noncontrolling interest	1,217,917	1,188,866
Total Equity	28,345,160	27,337,642
	$39,860,089	$38,837,990

CHINA SHUANGJI CEMENT LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Three months ended March 31,
	2010	2009
	(US$)	(US$)
		Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$790,993	$1,206,349
Adjustments to reconcile net income to net cash provided by operating activities:
Warrants issuance for consulting service	33,765	-
Stock issuance for consulting service	178,371	-
Gain from sale of property	-	(423,276)
Depreciation	244,581	245,612
Amortization	997	996
Change in operating assets and liabilities
Accounts receivable	(367,999)	(283,392)
Other receivable	105,984	(4,427)
Inventories	(762,320)	1,419,446
Accounts payable	97,409	(497,976)
Accrued payroll	(48,675)	(76,671)
Other payable	(70,591)	(380,294)
. Tax payable	34,371	38,497
Accrual expenses	-	(260,601)
Net cash provided by operating activities	236,886	984,263

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property & equipment	(257,460)	(292,117)
Net cash used in investing activities	(257,460)	(292,117)

CASH FLOWS FROM FINANCING ACTIVITIES
Loan payments	-	(730,292)
Net cash used in financing activities	-	(730,292)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(20,574)	(38,146)

EFFECT OF EXCHANGE RATE FLUCTUATION ON CASH AND CASH EQUIVALENTS	226	53

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	47,513	60,954

CASH AND CASH EQUIVALENTS, END OF YEAR	$27,165	$22,861

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$129,465	$116,622
Interest payments	$30,207	$51,538